INDEPENDENT AUDITORS' CONSENT








We consent to the incorporation by reference, in this Annual Report on Form 10-K of GC International, Inc. of our report dated September 13, 2001 and June 6, 2002, on our audits of the consolidated financial statements of GC International, Inc. as of June 30, 2000 and 2001, and for the years ended June 30, 1999, 2000 and 2001.




Finocchiaro & Co.

Pasadena, California
June 6, 2002